Exhibit 23.1

consent of independent registered public accounting firm

NanoVibronix, Inc.

Elmsford, New York

We hereby consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-284973) of our report dated March 31, 2025, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, relating to the consolidated financial statements of NanoVibronix, Inc. for the year ended December 31, 2024. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ Zwick CPA, PLLC

Southfield, Michigan
April 22, 2025